Exhibit 99.1

FOR IMMEDIATE RELEASE

FC Global Completes First Stage of Integration with Gadsden Growth Properties

Change of Control Transaction Closed Earlier This Quarter Between FC Global and Gadsden

SCOTTSDALE, AZ — June 12, 2019 — Gadsden Growth Properties, Inc., a privately-held real estate corporation (“Gadsden”), and FC Global Realty Incorporated (OTC Pink: FCRE; TASE: FCRE “FC Global”) today announced that it has completed its first stage of integration between FC Global and Gadsden’s operation after previously closing a Stock Purchase Agreement in April. FC Global has now acquired all of the general partnership interests and Class A limited partnership interests in Gadsden’s operating partnership Gadsden Growth Properties, L.P.

“We are pleased that we have been able to bring this unique opportunity to fruition, which is a vital step in continuing our strategic real estate investment strategy,” stated John E. Hartman, Chief Executive Officer of Gadsden Growth Properties, Inc. and FC Global Realty Incorporated, “We believe combining these two companies will create a more integrated investment vehicle to acquire and manage real estate assets concentrated in the retail and mixed-use sectors across the United States. Gadsden’s real estate expertise and business acumen will be instrumental in creating a high-quality real estate portfolio under FC Global, which we believe will create long-term shareholder value.”

Through this transaction, FC Global acquired from Gadsden a property known as Mission Hills Square, a new mixed-use development located in Fremont, California and slated for completion in late 2019. Situated in the foothills of the San Francisco Bay Area along Highway 680, Mission Hills Square will offer 158 residential apartment units and more than 53,900 square feet of commercial retail space. Mission Hills future commercial tenants are anticipated to include retail stores, sit-down restaurants, and casual eateries that will serve not only the residents of Mission Hills but also the populations that live in the surrounding areas, as Mission Hills Square will be an easily accessible shopping and dining destination.

Also transferred in the transaction were two separate investment parcels, referred to as Roseville and Jessie, The Roseville parcel is located on Roseville Road in Sacramento, California and is an approximately 9.6 acres parcel that is entitled for the development of approximately 65 small lot single family detached homes. The Jessie parcel is comprised of approximately 13.6 acres and located on Jessie Avenue in Sacramento, California. This parcel is entitled for the development of 94 small lot single family detached homes. The parcels are in established residential neighborhoods.

As part of the integration of operations, the management of Gadsden has now become the management of FC Global, with Mr. Hartman as Chief Executive Officer; Scott Crist as Chief Financial Officer; George P. Bell as Chief Operating Officer; and Brian Ringel as Corporate Controller. James Walesa and BJ Parrish, members of Gadsden’s board of directors, have joined the board of directors of FC Global with Douglas A. Funke appointed, and Kristen E. Pigman re-appointed, to FC Global’s board. In addition, National Securities Corporation acted as the exclusive financial advisor to Gadsden Growth Properties in this transaction. Additional information on the management team and board of directors is available on the corporate website and in the Current Reports on Form 8-K filed with the United States Securities and Exchange Commission.

FC Global will be asking its shareholders to approve a change of its name to Gadsden Properties, Inc. and to approve an Amendment to its Articles of Incorporation to increase its authorized shares of Common Stock. The Company also plans to explore a potential up-listing of its stock to the New York Stock Exchange (NYSE) or another national trading platform.

Additional Information and Where to Find It

In connection with the transaction between FC Global and Gadsden, relevant materials have been filed with the SEC, including a Current Report on Form 8-K which was filed on April 11, 2019 announcing the closing of the Stock Purchase Agreement, and an earlier report on Form 8-K that was filed on March 15, 2019, announcing the signing of the Stock Purchase Agreement. INVESTORS AND SECURITY HOLDERS OF FC GLOBAL AND GADSDEN ARE URGED TO READ THESE FILINGS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of all documents, when available, filed with the SEC by FC Global through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by FC Global will be available free of charge within the Investors section of FC Global’s website at ww.fcglobalrealty.com.

About Gadsden

Gadsden Growth Properties, Inc. is a Maryland corporation that was formed on August 11, 2016.  Gadsden’s business strategy will continue to focus on the acquisition, development and management of property across retail and mixed-use investment segments in secondary and tertiary cities in the United States. Additional information about Gadsden Growth Properties, Inc. may be found online at www.gadsdenreit.com.

About FC Global Realty

FC Global Realty Incorporated (OTC Pink: FCRE; TASE: FCRE), founded in 1980, has recently transitioned to a company focused on real estate development and asset management, concentrating primarily on investments in, and the management and development of, income producing real estate assets.  Additional information about FC Global may be found online at www.fcglobalrealty.com.

Forward-Looking Statements

This press release contains statements that do not relate to historical facts, but are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements can generally (although not always) be identified by their use of terms and phrases such as anticipate, appear, believe, continue, could, estimate, expect, indicate, intend, may, plan, possible, predict, project, pursue, will, would and other similar terms and phrases, as well as the use of the future tense. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on current beliefs, expectations and assumptions regarding the future of the business of FC Global or Gadsden, as applicable, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements in this press release speak only as of the date hereof. Unless otherwise required by law, we undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Inquiries - Gadsden Growth Properties

Mary Jensen

mary@gadsdenreit.com

(310) 526-1707